Exhibit 99.1
“Your Business Communications Partner"
News Release

For Immediate Release	Contact: Bob Lougee (703) 721-3080
Wednesday, November 9, 2005
USA Mobility Reports Third Quarter Operating Results;
Board Declares Special Dividend on Common Stock
Subscriber and Revenue Trends Continue to Improve
Merger Integration Substantially Complete
Bank Debt Repaid, Company Debt Free
Alexandria, VA (November 9, 2005) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging services, today announced operating results for the third quarter ended September 30, 2005 and a special dividend of $1.50 per share payable in December. USA Mobility was formed on November 16, 2004 by the merger of Arch Wireless, Inc. and Metrocall Holdings, Inc. USA Mobility’s historical financials are those of Arch Wireless, which was deemed the accounting acquirer in the merger.
Reported revenue for the third quarter of 2005 was $152.0 million, compared to $109.4 million in the third quarter of 2004, with the increase due entirely to the inclusion of Metrocall revenue for the quarter ended September 30, 2005. Third quarter revenue decreased 3.5% from $157.5 million reported for the second quarter of 2005.
Reported net income for the third quarter was $355,000, or $0.01 per fully diluted share, compared to net income of $6.7 million, or $0.34 per fully diluted share, in the third quarter of 2004.
USA Mobility reported a reduction of 232,000 units in service in the third quarter. Units in service totaled 5,116,000 at September 30, 2005, with 4,342,000 direct units in service and 774,000 indirect units in service. One-way units in service at the end of the third quarter totaled 4,662,000 while two-way units in service totaled 454,000. Average revenue per unit for the quarter was $9.04, with revenue per direct unit in service of $9.81 and revenue per indirect unit in service of $4.81.

“We continue to see positive trends in the rate of unit and revenue decline,” said Vincent D. Kelly, president and chief executive officer. “Unit losses of 232,000 during the third quarter compared to 272,000 during the second quarter, 347,000 in the first quarter and 388,000 in the fourth quarter of 2004 (reflecting the inclusion of Metrocall for the entire quarter). This is an improvement in the sequential rate of decline from 6.1% to 5.8% to 4.8% to 4.3% over the past four quarters. In addition,” Kelly noted, “third quarter revenue declined 3.5% compared to a decrease of 4.9% in the second quarter. Although current trends do not predict future results, we are very encouraged by these quarterly results.”
Kelly also noted that USA Mobility made significant progress during the quarter toward completing its merger integration goals. Key achievements included further consolidation of the company’s operating and management structure, repositioning of the company’s sales and marketing strategy, and making substantial progress in network rationalization, including the decommissioning of the Arch two-way network and most notably a long-term master site lease agreement with Global Signal, Inc. that is expected to greatly reduce USA Mobility’s network costs. “We have spent the first half of the year integrating the operations of the two companies in order to create a low cost operating platform with which to service our customers and generate cash flow. More recently we have focused on longer-term strategic initiatives on both the revenue and cost side of our business. While we cannot share every detail of our plans with you for competitive and other reasons, we look forward to providing more information at an investor meeting we plan to host in the first quarter of 2006 in New York City. We will provide the exact date and details of the meeting in the coming months.”
Thomas L. Schilling, chief financial officer, said the company continued to improve its financial position in the third quarter. “During the quarter we repaid the remaining $26.5 million balance on our bank credit facility, resulting in a debt free balance sheet and enhanced financial flexibility,” he said. “In addition, our cash balance at September 30th was $43.3 million.”
Kelly added: “As a result of our current and projected cash position at year end, our Board of Directors has declared a special one-time dividend of $1.50 per common share, to be paid on December 21, 2005 to shareholders of record on December 1, 2005.” Kelly said the Board has made no determination on future uses of cash beyond the one-time dividend, “but we will regularly evaluate our options for returning capital to shareholders based on the company’s operating performance and future capital investment requirements.”
Among other highlights of the third quarter, Kelly noted, was the company’s outstanding performance in the immediate aftermath of Hurricanes Katrina, Rita and Wilma. “Due to the reliability of our networks as compared to competing wireless services, plus the preparedness of our technical and customer support teams in the field, we were able to provide one-way and two-way paging and text-messaging services when most other wireless networks had not yet been restored,” Kelly said. “As a result, hundreds of emergency service responders — including hospitals, utilities, police, firefighters and government agencies — were able to maintain critical communications. We also supplied thousands of additional pagers to federal, state and local emergency response organizations to help respond to the crisis. While these disasters were devastating for those affected,” Kelly added, “we were pleased to do our part.”
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USA Mobility plans to host a conference call for investors on its third quarter results at 11:00 a.m. Eastern Time on Thursday, November 10, 2005. The call-in number is 866-802-6730 (toll-free) or 913-643-4200 (toll). The pass code for the call is 3544544 (followed by the # sign). A replay of the call will be available from 3:00 p.m. Eastern Time on November 10 until 11:59 p.m. Eastern Time on Wednesday, November 23. The replay number is 888-203-1112 (toll-free) or 719-457-0820 (toll). The pass code for the replay is 3544544 (followed by the # sign).
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About USA Mobility
USA Mobility, Inc., headquartered in Alexandria, Virginia, is a leading provider of paging products and other wireless services to the business, government, healthcare and emergency response sectors. USA Mobility offers traditional one-way and advanced two-way paging via its nationwide networks covering more than 90% of the U.S. population. In addition, the company offers mobile voice and data services through Nextel, Sprint and Cingular/AT&T Wireless, including BlackBerry and GPS location applications. The company’s product offerings include wireless connectivity systems for medical, business, government and other campus environments. USA Mobility focuses on the business-to-business marketplace and supplies mobile connectivity solutions to over two-thirds of the Fortune 1000 companies. For further information visit www.usamobility.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding USA Mobility’s expectations for future operating and financial performance, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause USA Mobility’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, the ability to continue to reduce operating expenses, future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, government regulation, reliance upon third-party providers for certain equipment and services, the timely and efficient integration of the operations and facilities of Metrocall and Arch as well as other risks described from time to time in periodic reports and registration statements filed with the Securities and Exchange Commission. Although USA Mobility believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. USA Mobility disclaims any intent or obligation to update any forward-looking statements.
Tables to Follow

USA MOBILITY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2004	September 30, 2005
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,995	$43,323
Accounts receivable, net	37,750	43,424
Prepaid rent, expenses and other	15,460	13,823
Deferred income tax assets	26,906	26,309

Total current assets	$127,111	$126,879
Property and equipment, net	216,508	155,853
Goodwill	151,791	148,799
Intangible assets, net	67,129	45,631
Deferred income tax assets	225,253	216,109
Other assets	5,517	4,815

TOTAL ASSETS	$793,309	$698,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$47,558	$14
Accounts payable and other accrued liabilities	76,420	76,152
Customer deposits	4,316	3,427
Deferred revenue	23,623	19,929

Total current liabilities	$151,917	$99,522
Long-term debt, less current maturities	47,500	—
Other long-term liabilities	10,555	12,276

TOTAL LIABILITIES	$209,972	$111,798

Stockholders’ equity:
Preferred stock	—	—
Common stock	3	3
Additional paid-in capital	554,946	558,898
Retained earnings	28,388	27,387

TOTAL STOCKHOLDERS’ EQUITY	583,337	586,288

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$793,309	$698,086

USA MOBILITY, INC.
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
(unaudited and in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
Revenue:
Service, rental and maintenance, net of service credits	$104,785	$145,014	$335,505	$455,647
Product sales	4,632	6,940	13,368	19,521

Total revenue	109,417	151,954	348,873	475,168

Operating expenses:
Cost of products sold	691	945	2,485	3,153
Service, rental and maintenance	36,904	54,607	112,880	167,685
Selling and marketing	7,862	11,276	25,687	32,834
General and administrative	27,438	44,783	87,523	140,405
Depreciation and amortization	22,302	27,327	79,682	98,751
Stock based compensation	1,865	76	6,185	2,155
Severance and related termination costs	1,228	1,050	5,374	16,026

Total operating expenses	98,290	140,064	319,816	461,009

Operating income	11,127	11,890	29,057	14,159
Interest expense, net	71	(18)	(4,958)	(1,731)
Loss on extinguishment of long-term debt	—	(312)	—	(1,338)
Other income, net	66	76	411	297

Income (loss) before income tax expense	11,264	11,636	24,510	11,387
Income tax expense	(4,527)	(11,281)	(9,852)	(12,388)

Net income (loss)	$6,737	$355	$14,658	($1,001)

Basic net income (loss) per common share	$0.34	$0.01	$0.73	($0.04)

Diluted net income (loss) per common share	$0.34	$0.01	$0.73	($0.04)

Basic weighted average common shares outstanding	19,914,099	27,365,701	19,967,708	27,234,214

Diluted weighted average common shares outstanding	20,041,555	27,411,639	20,091,801	27,234,214

USA MOBILITY, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Nine Months Ended September 30,
	2004	2005
Cash flows from operating activities:
Net income (loss)	$14,658	($1,001)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	79,682	98,751
Amortization of deferred financing costs	—	714
Amortization of stock based compensation	2,065	2,155
Income tax expense	9,852	12,388
Loss on extinguishment of long-term debt	—	1,338
Gain on disposals of property and equipment	(240)	(30)
Provisions for doubtful accounts, service credits and other	7,349	17,221
Changes in assets and liabilities:
Accounts receivable	(2,452)	(23,154)
Prepaid expenses and other	(5,182)	2,039
Intangibles and other long-term assets	—	2,911
Accounts payable and accrued expenses	(16,427)	(2,692)
Customer deposits and deferred revenue	(6,081)	(4,583)
Other long-term liabilities	4,083	(5,768)

Net cash provided by operating activities	$87,307	$100,289

Cash flows from investing activities:
Purchases of property and equipment	(15,328)	(9,515)
Proceeds from disposals of property and equipment	1,675	259
Receipts from note receivable	168	259

Net cash used for investing activities	($13,485)	($8,997)

Cash flows from financing activities:
Repayment of long-term debt	(60,000)	(95,044)
Proceeds from exercise of options	—	80
Purchase of treasury shares	(3,112)	—

Net cash used for financing activities	($63,112)	($94,964)

Net decrease in cash and cash equivalents	$10,710	($3,672)
Cash and cash equivalents, beginning of period	34,582	46,995

Cash and cash equivalents, end of period	$45,292	$43,323

Supplemental disclosure:
Interest paid	$6,709	$2,210

State income taxes paid	$0	$465

USA MOBILITY, INC.
PRO FORMA AND ADJUSTED UNITS IN SERVICE ACTIVITY (a) (b)
units in thousands (unaudited)

	Three Months Ended
	March 2004	June 2004	September 2004	December 2004	March 2005	June 2005	September 2005
Direct One-Way:
Beginning units in service	5,329	5,100	4,909	4,690	4,464	4,273	4,114
Gross placements	226	181	182	166	141	134	125
Disconnects	(455)	(372)	(401)	(392)	(332)	(293)	(262)

Ending units in service	5,100	4,909	4,690	4,464	4,273	4,114	3,977

Two-Way:
Beginning units in service	506	483	462	449	422	397	382
Gross placements	40	32	35	29	22	29	17
Disconnects	(63)	(53)	(48)	(56)	(47)	(44)	(34)

Ending units in service	483	462	449	422	397	382	365

Indirect One-Way:
Beginning units in service	1,716	1,474	1,253	1,101	987	859	762
Gross placements	157	145	160	143	107	92	26
Disconnects	(399)	(366)	(312)	(257)	(235)	(189)	(103)

Ending units in service	1,474	1,253	1,101	987	859	762	685

Two-Way:
Beginning units in service	131	123	121	115	94	91	90
Gross placements	20	16	20	7	7	7	3
Disconnects	(28)	(18)	(26)	(28)	(10)	(8)	(4)

Ending units in service	123	121	115	94	91	90	89

Total
Beginning units in service	7,682	7,180	6,745	6,355	5,967	5,620	5,348
Gross placements	443	374	397	345	277	262	171
Disconnects	(945)	(809)	(787)	(733)	(624)	(534)	(403)

Ending units in service	7,180	6,745	6,355	5,967	5,620	5,348	5,116

Adjusted Proforma ARPU
Direct One-Way	$9.10	$8.96	$8.89	$8.75	$8.65	$8.61	$8.48
Direct Two-Way	$25.15	$24.68	$24.22	$23.93	$23.98	$23.65	$24.28
Indirect One-Way	$4.06	$4.26	$4.12	$4.26	$4.07	$4.11	$4.36
Indirect Two-Way	$12.89	$12.07	$11.30	$10.41	$9.16	$8.71	$8.42

Total	$9.15	$9.16	$9.14	$9.09	$9.01	$9.02	$9.04

(a)	Assumes Arch and Metrocall combined as of January 1, 2004 and the unit in service adjustment reflected in March 2004.

(b)	Amounts have been adjusted for rounding.